Exhibit 10.21

Revised Teknova Non-Employee Independent Director Compensation Policy

Under this Non-Employee Independent Director Compensation Policy (this “Policy”), each of our non-employee independent directors is eligible to receive cash and equity compensation for board and committee service as set forth below. This Policy and the compensation to be provided hereunder may be amended, modified, or terminated by the Board or the Compensation Committee at any time in their sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its non-employee independent directors with respect to such director’s service on (or on behalf of) the Board or any committee thereof. No non-employee independent director shall have any rights under this Policy, except with respect to the cash compensation and equity granted pursuant to it.

Compensation Element	Annual Amount
Board Member Annual Cash Compensation
Annual Retainer	$40,000
Non-executive Chair	$40,000(1)
Annual Committee Chair Annual Cash Compensation
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating/Governance Committee	$10,000
Annual Committee Member Annual Cash Compensation
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating/Governance Committee	$5,000
Equity Awards
Initial Grant (2)

Initial awards granted upon appointment to the board of directors consist of options to purchase shares of the Company’s common stock, one-third of which vest on the one-year anniversary of the date of grant with the remaining shares subject to such options vesting in equal monthly installments over the remaining 24 months, subject to the director’s continued service through such date.

The number of shares subject to each initial equity grant of options to purchase shares of the Company’s common stock to non-employee independent directors is determined by multiplying the total number of shares of the Company’s common stock issued and outstanding as of the date of grant by 0.20% (rounded down to the nearest whole share), subject to the limitations on non-employee independent director compensation set forth in the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), which provide that the aggregate value of all compensation granted or paid, as applicable, in each case following the IPO Date (as defined in the 2021 Plan), to any individual for service as a Non-Employee Director (as defined in the 2021 Plan) with respect to any fiscal year, including Awards (as defined in the 2021 Plan) granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Annual Grant(3)

Annual awards may be granted to non-employee independent directors if such directors have served as a director of the Company for a period of not less than six months. Effective May 28, 2025, annual awards shall consist of non-qualified stock options rather than restricted stock units (RSUs). Each independent non-employee member of the Board shall receive an annual equity grant of 54,300 non-qualified stock options, which shall vest in full on the first anniversary of the date of grant.

Exhibit 10.21

(1) This amount is in addition to the annual retainer amount. Note: If the Non-executive Chair is not an independent director, then such Non-Executive Chair shall receive no compensation.

(2) The grant date fair value of any option grant shall be calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) (i.e., with the number of shares subject to such option to be determined by dividing the referenced amount by the Black-Scholes per-share value).

(3) The grant date fair value of any RSU grant shall be based on the market value of the Company’s common stock on the date of grant.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

All of our non-employee independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.